Exhibit 99.1

CARBONITE NAMES MOHAMAD ALI AS NEW PRESIDENT AND CEO

BOSTON, December 4, 2014 (GLOBE NEWSWIRE) — Carbonite, Inc. (Nasdaq: CARB), a leading provider of cloud and hybrid backup and recovery solutions for businesses, today announced that its Board of Directors has named Mohamad Ali as the company’s next President and Chief Executive Officer, effective December 3, 2014. Mr. Ali was also elected to the company’s Board of Directors. He succeeds Carbonite co-founder Mr. David Friend, who will now serve as Executive Chairman of the Board of Directors.

“Mohamad’s compelling track record of leadership, operating expertise and industry vision, across companies big and small, is exactly what we need as Carbonite continues to grow as a provider of cloud and hybrid solutions for businesses everywhere,” said Mr. Todd Krasnow, Lead Independent Director and head of the CEO Search Committee. “On behalf of the Board of Directors, I am thrilled to welcome Mohamad as the next President and CEO.”

Mr. Ali expressed his enthusiasm for working with the company’s board, employees and channel partners. “Carbonite has built a powerful offering,” he said. “We’re poised to capitalize on opportunities to provide cloud and hybrid business continuity solutions all over the world,” stated Mr. Ali. “I am delighted to turn the reins over to someone of Mohamad’s caliber,” said Mr. Friend. “The company has a big future in the rapidly evolving cloud-first landscape, and to seize it we must execute with vision and excellence. Mohamad has the right background and skill set to lead the company as it continues to grow.”

Mr. Ali joins Carbonite from Hewlett-Packard Co., where he served as Chief Strategy Officer, reporting to Ms. Meg Whitman, HP’s Chairman and CEO. Before HP, Mr. Ali served as CEO of the Workforce Optimization division of Aspect Software. Prior to Aspect, he led Avaya Inc.’s $2 billion Global Services division as its President, and was additionally responsible for the company’s research labs, strategy and corporate development. Mr. Ali also held senior positions at IBM, including Vice President of Strategy and Business Development for the Information Management Division, where he acquired numerous companies, including software developer Cognos for $5 billion, to build IBM’s analytics and big data business.

Carbonite announced in February that it was starting a search led by independent directors to find a new CEO. Mr. Ali’s appointment follows a robust search process in conjunction with the leading executive search firm Heidrick and Struggles.

Mr. Ali holds a Bachelor of Science in Computer Engineering, a Bachelor of Arts in History and a Master’s degree in Electrical Engineering, all from Stanford University. He serves on the boards of directors of City National Bank, Oxfam America and the Massachusetts Technology Leadership Council.

For addition information please refer to www.carbonite.com/meet-the-ceo

About Carbonite

Carbonite (Nasdaq: CARB) is a leading provider of cloud and hybrid backup and recovery solutions for businesses. Carbonite offers a comprehensive suite of affordable services for data protection, recovery and anywhere, anytime access. More than 1.5 million customers, including 50,000 small businesses, trust Carbonite’s secure, easy-to-use cloud backup solutions and award-winning U.S.-based customer support. For more information, please visit Carbonite.com, connect with us on Twitter @carbonite or visit our Facebook page.

Investor Relations Contact:

Emily Walt

Carbonite

617-927-1972

investor.relations@carbonite.com

Media Contact

Megan Wittenberger

Carbonite

mwittenberger@carbonite.com

617-421-5687